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                                                                      Exhibit 24

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Michael C. Walker and Dr. Joseph V. Gulfo, and each of them, her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for her and in her name, place, and stead, in any and all capacities, to sign any and all amendments to the Form S-1 Registration Statement of Anthra Pharmaceuticals, Inc. filed with the Commission on March 11, 1998, and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Commission, granting said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Executed the 28th day of April, 1998



/s/ Karen Krumeich          Chief Financial Officer and Vice President-Finance
-------------------------   (Principal Financial and Accounting Officer)
Karen Krumeich